      As filed with the Securities and Exchange Commission on July 13, 2000
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                                  ------------

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                                  I-MANY, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                           01-0524931
 (State or other jurisdiction of                             (I.R.S. Employer
  incorporation or organization)                          Identification Number)

       537 CONGRESS STREET                                       04101-3353
            PORTLAND, ME                                         (Zip Code)
(Address of Principal Executive Offices)

                             1994 STOCK OPTION PLAN
                             1997 STOCK OPTION PLAN
                            2000 STOCK INCENTIVE PLAN
                  2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                        2000 EMPLOYEE STOCK PURCHASE PLAN

                                 A. LEIGH POWELL
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  I-MANY, INC.
                               537 CONGRESS STREET
                             PORTLAND, ME 04101-3353
                       (Name, Address of gent for Service)

                                 (207) 774-3244
                     (Telephone number, including area code,
                              of agent for service)

---------------------------------------------------------------------------------------------------------------------
                                          CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF SECURITIES          AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
     TO BE REGISTERED           REGISTERED (1)              SHARE                  PRICE           REGISTRATION FEE
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
1994 Stock Option Plan
Common Stock
($.0001 par value)                         123,155               $.016(2)      $1,970.48 (2)             $.52
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
1997 Stock Option Plan
Common Stock
($.0001 par value)                           6,280               $.016(2)        $100.48 (2)             $.02
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
                                           609,750               1.20 (2)     731,700.00 (2)           193.16
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
                                           824,875               1.516(2)   1,250,510.50 (2)           330.13
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
                                           187,500               2.80 (2)     525,000                  138.60
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
                                         1,608,625               3.00 (2)   4,825,875.00 (2)         1,274.03
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
                                           427,500               3.80 (2)   1,624,500.00 (2)           428.86
---------------------------- ---------------------- ---------------------- ---------------------- -------------------


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---------------------------- ---------------------- ---------------------- ---------------------- -------------------
                                           392,813                4.20(2)   1,649,814.60 (2)           435.55
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
                                           138,000               10.80(2)   1,490,400.00 (2)           393.46
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
2000 Stock Incentive Plan         32,450 shares                 $10.00(2)    $324,500.00               $85.66
Common Stock
($.0001 par value)             2,500,000 shares                   9.00(3)   22,500,000.00(3)          5,940.00
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
2000 Non-Employee Director
Stock Option Plan
Common Stock
($.0001 par value)               562,500 shares                  $9.00(3)   $5,062,500.00(3)          $1,336.50
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
2000 Employee Stock
Purchase Plan
Common Stock
($.0001 par value)             1,250,000 shares                  $9.00(3)  $11,250,000.00(3)          $2,970.00
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
---------------------------- ---------------------- ---------------------- ---------------------- -------------------
TOTAL:                         8,630,998 shares                                                       $13,526.49
---------------------------- ---------------------- ---------------------- ---------------------- -------------------


         (1) Shares of Common Stock that are not issued under the 1994 Stock Option Plan and the 1997 Stock Option Plan are issuable under the 2000 Stock Incentive Plan. Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions relating to the shares covered by this Registration Statement.

         (2) Estimated solely for purposes of calculating the registration fee, and based upon the fixed exercise prices of outstanding options in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act").

         (3) Estimated solely for purposes of calculating the registration fee, and based upon the initial public offering price of the Registrant's Common Stock on July 13, 2000 in accordance with Rule 457(h) under the Securities Act.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The information required by Part I of Form S-8 is included in documents sent or given to participants in the plans specified on the cover page of this Registration Statement of I-many, Inc., a Delaware corporation (the "Registrant"), pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are filed with the Commission, are incorporated in this Registration Statement by reference:

         (1) The Registrant's prospectus dated July 13, 2000 filed pursuant to Rule 424(b) under the Securities Act, which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (2) The description of the common stock of the Registrant, $.0001 par value per share (the "Common Stock"), contained in the registration statement filed on June 23, 2000 under Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification

         Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation sets forth procedures for the indemnification of the officers and directors of the Registrant. Article EIGHTH further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 7.  Exemption from Registration Claimed

                  Not applicable.

Item 8.  Exhibits

                  The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

         a.       The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table herein; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, Maine on the 11th day of July, 2000.

                                       By: /s/ A. Leigh Powell
                                          -------------------------------------
                                                  A. Leigh Powell
                                                  President and Chief Executive
                                                  Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of I-many, Inc. hereby severally constitute and appoint Philip M. St. Germain and A. Leigh Powell, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable I-many, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                  TITLE(S)                             DATE
/s/ A. Leigh Powell
------------------------------------       President and Chief Executive Officer,
A. Leigh Powell                            President and Director (Principal
                                           Executive Officer)                        July 11, 2000

/s/ Philip M. St. Germain
------------------------------------       Chief Financial Officer, Treasurer and
Philip M. St. Germain                      Director (Principal Financial and
                                           Accounting Officer)                       July 11, 2000

/s/ William F. Doyle
------------------------------------       Chairman of the Board of Directors        July 11, 2000
William F. Doyle

/s/ Jeffrey Horing
------------------------------------       Director                                  July 11, 2000
Jeffrey Horing

/s/ John C. Phelan
------------------------------------       Director                                  July 11, 2000
John C. Phelan



                                  Exhibit Index

Exhibit
Number              Description

4.1(1)           Amended and Restated Certificate of Incorporation of the
                 Registrant
4.2(1)           Amended and Restated By-Laws of the Registrant
4.3(1)           Specimen Certificate for shares of Common Stock, $.0001 par value per share, of the Registrant
5                Form of Opinion of Hale and Dorr LLP
23.1             Consent of Hale and Dorr LLP (included in Exhibit 5.1)
23.2             Consent of Arthur Andersen LLP
24.1             Power of Attorney (included on the signature page of this
                 Registration Statement)

--------------------

(1) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Commission File No. 333-32346).